AMENDMENT

to

Transfer Agency and Service Agreement

between

Each of the RidgeWorth Funds, Individually and not Jointly, as Listed on Schedule A

and

Boston Financial Data Services, Inc.

This Amendment is made as of this 15th day of March, 2016, between Each of the RidgeWorth Funds, Individually and not Jointly, as listed on Schedule A (collectively, the “Funds” individually, the “Fund”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). The Funds and the Transfer Agent are parties to a Transfer Agency and Service Agreement dated August 20, 2010, as amended, (the “Agreement”). In accordance with Section 16.1 (Amendment) and Section 17 (Additional Portfolios/Funds) of the Agreement, the parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, the parties agree as follows:

1.	Schedule A. The current Schedule A to the Agreement is hereby replaced and superseded with the Schedule A attached hereto, effective as of March 15, 2016; and

2.	All defined terms and definitions in the Agreement shall be the same in this Amendment (the “March 15, 2016 Amendment”) except as specifically revised by this Amendment; and

3.	Except as specifically set forth in this March 15, 2016 Amendment, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this March 15, 2016 Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

EACH OF THE RIDGEWORTH FUNDS, INDIVIDUALLY AND NOT JOINTLY, AS LISTED ON SCHEDULE A		BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Julia Short	By:	/s/ George T. Costas
Name:	Julia Short	Name:	George T. Costas
Title:	President & CEO	Title:	Managing Director

As an Authorized Officer on behalf of each of the Funds indicated on Schedule A

RidgeWorth Funds

SCHEDULE A

Dated March 15, 2016

Aggressive Growth Allocation Strategy

Aggressive Growth Stock Fund

Capital Innovations Global Resources and Infrastructure Fund

Conservative Allocation Strategy

Growth Allocation Strategy

International Equity Fund

Large Cap Growth Stock Fund

Large Cap Value Equity Fund

Mid-Cap Value Equity Fund

Moderate Allocation Strategy

Seix Core Bond Fund

Seix Corporate Bond Fund

Seix Georgia Tax-Exempt Bond Fund

Seix High Grade Municipal Bond Fund

Seix High Income Fund

Seix Investment Grade Tax-Exempt Bond Fund

Seix Limited Duration Fund

Seix North Carolina Tax Exempt Bond Fund

Seix Floating Rate High Income Fund

Seix High Yield Fund

Seix Short Term Municipal Bond Fund

Seix Short-Term Bond Fund

Seix Total Return Bond Fund

Seix U.S. Government Securities Ultra-Short Bond Fund

Seix U.S. Mortgage Fund

Seix Ultra-Short Bond Fund

Seix Virginia Intermediate Municipal Bond Fund

Small Cap Growth Stock Fund

Small Cap Value Equity Fund

RidgeWorth Funds